Exhibit 99.1

NEWS RELEASE

HECLA REPORTS PRELIMINARY FIRST QUARTER PRODUCTION

Silver production increased 32% and gold production more than tripled over

First Quarter 2013

For Release: April 9, 2014

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary production results¹ for the first quarter ending March 31, 2014.

FIRST QUARTER PRODUCTION HIGHLIGHTS

PRODUCTION	FIRST QUARTER 2014	FIRST QUARTER 2013

Silver	2.5 million silver ounces – up 32% over Q1/13	1.9 million silver ounces

Gold	46,269 ounces – more than triple that of Q1/13²	13,689 gold ounces

Greens Creek	1.8 million ounces of silver	1.8 million ounces of silver

Lucky Friday	699,604 ounces of silver – more than quadruple that of Q1/13³	120,000 ounces of silver

Casa Berardi	31, 260 ounces of gold	N/A

“Hecla has begun 2014 with strong production growth compared to the first quarter of 2013,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Greens Creek again delivered consistent, excellent operating performance. The Lucky Friday continues to improve its operations while the #4 Shaft is almost halfway to its final depth.”

“We are pleased to see Casa Berardi’s steady production profile over the past two quarters. Advanced engineering work is well underway with the goals of increasing metallurgical recoveries, better controlling dilution and reducing the amount of development necessary to maintain production. These initiatives should positively impact revenue, cash cost, after by-product credits, as well as reduce the capital required. Also, with our cash position at approximately $205 million at quarter end, Hecla continues to have a strong financial position,” added Mr. Baker.

Hecla expects to report its full first quarter 2014 financial results on May 5, 2014.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Increase in gold production due primarily to acquisition of Aurizon Mines Ltd. on June 1, 2013.
(3)	Lucky Friday re-opened in February 2013.

OPERATIONS UPDATE

Greens Creek

Greens Creek’s first quarter production of 1.8 million ounces of silver is a similar level of production as the first quarter of 2013 and the fourth quarter of 2013. This consistent silver production is due, in part, to the Company’s focus, since acquiring full ownership, on investing capital that de-risks the operation. The mill operated at an average of 2,252 tpd for the quarter.

Lucky Friday

Lucky Friday increased silver production by more than four times over the first quarter of 2013, the quarter in which the mine restarted production. Silver production increased by 9% over the fourth quarter of 2013. The mill operated at an average of 879 tpd for the quarter.

#4 Shaft, a key growth project, is excavated below the 6500 level. The project is more than 60% complete and is expected to be finished in the third quarter of 2016 at a cost of approximately $215 million. With the remaining work now limited to the actual sinking of the shaft and development of the next level, the project risks continue to decline. As of March 31, 2014, the #4 Shaft team has worked 864 days without a lost-time accident.

Casa Berardi

Casa Berardi’s gold production is comparable to the fourth quarter of 2013. Completion of the paste backfill and concrete plants increased operating efficiency and reduced the set-up time required to cycle active stopes. In addition, improved ground control has resulted in generally safer operations, as well as a reduction in waste rock generation. The mill operated at an average of 2,066 tpd for the quarter. The new West Mine dry became operational during the quarter as well.

Work on the West Mine Shaft deepening continues, with a focus during the first quarter on the construction of stations, a loading pocket and transfer raises. The project has approximately 38 meters remaining, and completion of the associated mechanical and electrical infrastructure is expected late in the third quarter of 2014, with commissioning to follow. This new shaft is expected to lower operating costs in future years as the mining horizon deepens. Additionally, the deeper shaft is expected to eventually provide a platform for deeper exploration.

About Hecla

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's first quarter, 2014 financial and operational results and condition contained in the news release, including cash on hand, are preliminary and reflect the Company’s expected first quarter, 2014 results as of the date of the news release. Actual reported first quarter, 2014 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of first quarter 2014 production, cash on hand, and potential cost savings at the Casa Berardi mine as a result of the initiatives at the mine, expected completion and total cost of the #4 Shaft at Lucky Friday, and expected completion of shaft infrastructure associated with the West Mine Shaft deepening project at Casa Berardi and the possible impact on production and operating costs as a result of the project. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com